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                                                                    EXHIBIT 4.17


                          THIRD SUPPLEMENTAL INDENTURE

        This Third Supplemental Indenture, effective as of April 30, 1998 (the "Supplemental Indenture"), is entered into by and between The Cerplex Group, Inc. (f/k/a Aurora Electronics, Inc.), a corporation organized and existing under the laws of the State of Delaware (the "Company"), and Chase Manhattan Trust Company, National Association (the "Successor Trustee"), in order to supplement and amend that certain Indenture, dated as of April 15, 1986, by and between the Company and MTrust Corp., N.A., as Predecessor Trustee, as supplemented by the First Supplemental Indenture dated as of December 1, 1987, and the Second Supplemental Indenture dated as of November 30, 1992, each relating to the 7-3/4% Convertible Subordinated Debentures due 2001, and as further amended by a Tripartite Agreement dated as of January 17, 1990 appointing the Successor Trustee (collectively, the "Indenture"). Terms used herein which are not separately defined shall have the meanings assigned to them in the Indenture.

        WHEREAS, Section 11.01 of the Indenture provides that, without the consent of the Debentureholders, the Company and the Successor Trustee may enter into indentures supplemental to the Indenture to cure any ambiguity or to correct or supplement any provision contained in the Indenture, provided such action does not adversely affect the interests of the Debentureholders;

        WHEREAS, effective April 30, 1998, Aurora Electronics, Inc. changed its name to The Cerplex Group, Inc.; and

        WHEREAS, the Company and the Successor Trustee desire to correct and supplement the Indenture solely for the purposes of reflecting such name change and clarifying that the company will remain obligated for the due and punctual performance of all the terms, conditions and covenants of the Indenture;

        NOW, THEREFORE, BE IT RESOLVED, for and in consideration of the mutual covenants contained herein, the parties hereto, for themselves and the benefit of the Debentureholders without preference, priority or distinction among them, agree as follows:

        1. For all purposes on or subsequent to April 30, 1998, all references to Aurora Electronics, Inc. or Aurora as a party to the Indenture are hereby deleted and replaced by The Cerplex Group, Inc. or Cerplex.

        2. The definition of Company contained in Section 1.02 of Article One of the Indenture is hereby amended and shall read in its entirety as follows:

                "Company: The term "Company" shall mean The Cerplex Group, Inc. (formerly known as Aurora Electronics, Inc.), a Delaware corporation, and, subject to the provisions of Article Thirteen, shall also include its successors and assigns."


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        3. The Company remains obligated for the due and punctual payment of the principal of and interest on all the Debentures and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed or observed by the Company.

        4. Upon request of any party to this Supplemental Indenture, the other party to this Supplemental Indenture shall execute and deliver such further instruments and do such further acts as may reasonably be necessary or advisable to more effectually carry out the purpose of this Supplemental Indenture.

        5. Except as supplemented hereby, the Indenture remains in full force and effect in accordance with its terms.

        6. This Supplemental Indenture may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument.










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        IN WITNESS WHEREOF, the undersigned have executed this Supplemental
Indenture to be effective as of April 30, 1998.

ATTEST:                                    THE CERPLEX GROUP, INC.



By: /s/ Phil Pietrowski                    By: /s/ Steven L. Korby
    ------------------------------             --------------------------------
Name:  Phil Pietrowski,                    Name:  Steven L. Korby
Title: Assistant Secretary                 Title: Executive Vice President


ATTEST:                                    CHASE MANHATTAN TRUST
                                               COMPANY, NATIONAL ASSOCIATION,
By:                                        as Successor Trustee to Mellon
    ------------------------------             Bank, F.S.B.,
                                           as Successor Trustee to KeyBank
                                               National Association,
                                           as Successor Trustee to Society
                                               National Bank,
                                           as Successor Trustee




                                           By:
                                               --------------------------------

                                           Name:
                                                 ------------------------------

                                           Title:
                                                  -----------------------------






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